Exhibit 23.8

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of TerraForm Power, Inc. of our report dated March 13, 2015, relating to the financial statements of Raleigh Wind Power Partnership for the year ended December 31, 2014 appearing in the Current Report on Form 8-K of TerraForm Power, Inc. dated September 4, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 4, 2015